Exhibit 99.1
VERIDIEN updates 2008 Revenue Projections
Largo, Florida – (BUSINESS WIRE) – 14 November 2008 – Veridien Corporation (OTCBB: VRDE) announced today that it is updating previously reported Revenue estimates. As a result of (i) two anticipated major private label contract orders that did not materialize (one where the company had firm projections from an existing customer and one where the company was one of two finalists in a 4 month bid process with a new customer); (ii) new product launches postponed to 2009 due to delays in fundraising; and (iii) other general market conditions, management has re-evaluated its Revenue estimates and believes 2008 sales will be in the range of $ 1.1 Million.
All prior estimates are obsolete.
The company expects sales to increase in 2009 through a combination of the following planned efforts:
•	Launching new hand antiseptic foam products for the hospital and dental industries

•	Launching 4 new disinfectant wipe formats

•	Utilizing new manufacturing sources to reduce cost of goods sold

•	Substantiating reduced kill times for pathogens on the Viraguard® formula to increase sales in the infection control industry

•	Expanding Veridien’s market reach through private label product initiatives with major medical distributors

•	Expanding recently launched Pandemic Planning initiatives
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Forward-looking statements in this press release (identifiable by such words as “believes”, “projects”, “expects”, “beginning”, “intended”, “planned”) are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, market acceptance of, and demand for, the Company’s products, manufacturing, development and distributor issues, product pricing, competition, funding availability, technological changes and other risks not identified herein. The Company disclaims any intent or obligation to update any forward-looking statements.
About Veridien Corporation
For more information about Veridien Corporation and its investments in future technology, please visit: www.veridien.com and www.mycosol.com.
Contacts
Veridien Corporation, Largo
Cheryl Ballou
727-576-1600 x202

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